Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of NIP Group Inc. on Form F-1 of our report dated June 5, 2023, with respect to our audits of the consolidated financial statements of Ninjas in Pyjamas as of December 31, 2021 and 2022 and for the years ended December 31, 2021 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

June 12, 2024

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com